Exhibit 99.1



NEWS RELEASE
                                                               CONTACT
                                                       David E. Bosher
                                            Vice President & Treasurer
                                                        (804) 287-5685


                   CADMUS COMMUNICATIONS CORPORATION ANNOUNCES
                    34% INCREASE IN SECOND QUARTER NET INCOME

RICHMOND, VA, January 22, 1998 - Cadmus Communications Corporation (NASDAQ NMS:CDMS) today reported a 34% increase in net income to $2.9 million, or $.36 per share, for its second quarter ended December 31, 1997, compared to net income of $2.2 million, or $.27 per share in the second quarter of fiscal 1997. There were 8,135,000 weighted average outstanding shares for the second quarter of fiscal 1998, compared to 8,061,000 weighted average outstanding shares for the same period of last year.

Sales for the second quarter of fiscal 1998 were $96.0 million, compared to $97.2 million recorded in the second quarter of fiscal 1997. The decline in sales for fiscal 1998 was due to the closing of several businesses related to restructuring actions taken by the Company in the fourth quarter of fiscal 1997. Adjusted for the discontinued businesses, sales rose 4%. Professional Communications sales declined 4% due to a 5% reduction in magazine sales and lower paper prices. Research journal sales for the second quarter were flat with last year, adjusted for the impact of lower paper prices. Sales for the Company's Marketing Communications sector, adjusted for the discontinued businesses, rose 14% in the second quarter of fiscal 1998. This increase was driven by a 25% increase in tactical marketing revenues and continued growth from Cadmus' packaging/promotional and financial communications product lines. Sales for the discontinued businesses totaled $4.5 million in the second quarter of fiscal 1997.

Cadmus' gross profit margin improved to 23% of sales in the second quarter of fiscal 1998 from 22% last year due to cost reductions and the closing of unprofitable operations in connection with our fiscal 1997 restructuring. In addition, gross profit margins benefited from increased sales of higher margin packaging and financial communications services in the second quarter of fiscal 1998. Selling, general and administrative expenses continued to decline as a percent of sales, falling to 15.5% in the second quarter, compared to 15.6% last year and 16.1% in the first quarter of fiscal 1998.

Operating income rose 15% in the second quarter to $6.8 million from $5.9 million in the same period of fiscal 1997. Cadmus' operating margin also continued its improvement trend, rising to 7% of sales, compared to 6% in both the second quarter of fiscal 1997 and the first quarter of fiscal 1998. The fiscal 1998 operating margin represented the highest second quarter operating margin achieved by the Company in over a decade.


                                     -more-



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C. Stephenson Gillispie, Jr., president and chief executive officer, stated, "We are proud to report another good quarter of improved performance. The positive impact of our restructuring actions is evident in our second quarter results. Operating margins showed improvement in both of our business sectors, including our already highly profitable Professional Communications sector. We are particularly pleased with the significant rebound in the profitability of our Marketing Communications sector, driven by 14% internal growth in sales and a significant improvement in operating margins. With anticipated continued growth from Marketing Communications, the positive impact on costs resulting from the restructuring actions, and newly-won volume in Professional Communications, we are increasingly confident that we will continue to see improvement in financial performance from Cadmus and that we will achieve our fiscal 1998 financial goals."

Mr. Gillispie added, "With this improvement in our operating and financial performance, we will continue the aggressive implementation of our strategy to become a unique end-to-end, integrated communications provider. We will continue to drive for improved shareholder value through further internal growth as well as through consolidation opportunities in selected niche markets."

Net income for the six-month period ended December 31, 1997 was $5.0 million, or $.61 per share compared to $3.9 million, or $.48 per share recorded in the same period of last year. Weighted average shares outstanding were 8,122,000 and 8,045,000 for the first six months of fiscal years 1998 and 1997, respectively. Sales for the six months ended December 31, 1997 totaled $188.4 million, compared to $191.2 million recorded in the same period last year.

Cadmus Communications Corporation is an integrated communications company offering products and services in two broad areas: marketing communications and professional communications. Headquartered in Richmond, Virginia, Cadmus is one of the largest graphic communications companies in North America.

         --------------------------------------------------------------


"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) continuing competitive pricing in the markets in which the Company competes, (2) the gain or loss of significant customers or the decrease in demand from existing customers, (3) the timing of significant orders received from customers, (4) seasonal changes in the demand for the Company's products, (5) changes in the Company's product sales mix, (6) continued success in the integration of recently acquired businesses, and (7) the performance of new management and leadership teams in the Company and its divisions.


                    **(See attached financial highlights)**

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               CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)



                                                         Three Months Ended                  Six Months Ended
                                                            December 31,                       December 31,
                                                    ------------------------------      ----------------------------

                                                      1997               1996              1997             1996
                                                    ----------        ------------      -----------       ----------


Net sales                                          $   96,048        $     97,232      $   188,410       $  191,154

Operating expenses:
    Cost of sales                                      74,381              76,167          146,195          148,874
    Selling and administrative                         14,867              15,175           29,725           31,276
     Restructuring gain                                   ---                 ---              ---             (250)
                                                    ----------         ----------      -----------       ----------
                                                       89,248              91,342          175,920          179,900

Operating income                                        6,800               5,890           12,490           11,254

Interest and other expenses:
    Interest                                            1,861               2,093            3,794            4,169
    Other, net                                            248                 272              640              783
                                                    ----------         ----------       ----------       ----------
                                                        2,109               2,365            4,434            4,952

Income before income taxes                              4,691               3,525            8,056            6,302

Income taxes                                            1,772               1,343            3,101            2,426
                                                    ----------         ----------       ----------       ----------
Net income                                         $    2,919       $       2,182      $     4,955       $    3,876
                                                    ==========         ==========       ==========       ==========


Net income per share                               $      .36        $        .27      $       .61       $      .48
                                                    ==========         ==========       ==========       ==========
Weighted average common shares
    outstanding                                         8,135               8,061            8,122            8,045
                                                    ==========         ==========       ==========       ==========
